Exhibit 99.3

Part I - FINANCIAL INFORMATION

Item 1. Financial Statements

Nicor Inc.
Condensed Consolidated Statements of Income (Unaudited)
(millions, except per share data)

	Three months ended		Nine months ended
	September 30		September 30
	2011	2010	2011	2010
Operating revenues
Gas distribution (includes revenue taxes of $14.4, $14.0,
$120.7 and $111.8, respectively)	$239.9	$233.5	$1,514.6	$1,601.8
Shipping	78.4	83.9	239.1	253.4
Other energy ventures	35.8	41.2	147.3	157.2
Corporate and eliminations	(5.7)	(6.1)	(38.6)	(41.4)
Total operating revenues	348.4	352.5	1,862.4	1,971.0

Operating expenses
Gas distribution
Cost of gas	92.9	75.5	914.7	982.3
Operating and maintenance	60.0	74.2	210.0	217.1
Depreciation	47.1	45.9	141.3	137.8
Taxes, other than income taxes	18.6	18.3	133.5	124.4
Other	-	(1.3)	-	(1.3)
Shipping	82.1	80.3	244.3	246.1
Other energy ventures	34.1	34.1	131.7	134.3
Other corporate expenses and eliminations	(4.7)	(4.9)	(32.4)	(39.5)
Total operating expenses	330.1	322.1	1,743.1	1,801.2

Operating income	18.3	30.4	119.3	169.8
Interest expense, net of amounts capitalized	8.5	9.7	24.1	28.4
Equity investment income, net	4.3	1.5	12.0	5.1
Other income, net	.5	.5	1.3	1.9

Income before income taxes	14.6	22.7	108.5	148.4
Income tax expense, net of benefits	8.9	9.1	38.4	50.1

Net income	$5.7	$13.6	$70.1	$98.3

Average shares of common stock outstanding
Basic	45.9	45.7	45.9	45.6
Diluted	46.0	45.9	45.9	45.8

Earnings per average share of common stock
Basic	$.12	$.30	$1.52	$2.16
Diluted	.12	.30	1.52	2.15

Dividends declared per share of common stock	$.465	$.465	$1.395	$1.395

The accompanying notes are an integral part of these statements.

Nicor Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions)
	Nine months ended
	September 30
	2011	2010

Operating activities
Net income	$70.1	$98.3
Adjustments to reconcile net income to net cash flow provided from operating activities:
Depreciation	155.4	151.9
Deferred income tax expense (benefit)	2.0	(9.9)
Changes in assets and liabilities:
Receivables, less allowances	241.1	256.4
Gas in storage	(76.3)	(90.6)
Deferred/accrued gas costs	(9.2)	6.9
Derivative instruments	(9.1)	6.6
Margin accounts - derivative instruments	33.5	(1.7)
Other assets	(9.7)	23.2
Accounts payable	(39.6)	(68.1)
Customer credit balances and deposits	(1.3)	(10.5)
Other liabilities	20.1	(6.3)
Other items	(11.9)	(8.4)
Net cash flow provided from operating activities	365.1	347.8

Investing activities
Additions to property, plant & equipment	(190.5)	(148.7)
Purchases of held-to-maturity securities	-	(8.0)
Net decrease in other short-term investments	20.0	10.8
Other investing activities	(1.5)	(1.6)
Net cash flow used for investing activities	(172.0)	(147.5)

Financing activities
Proceeds from issuing long-term debt	75.0	-
Disbursements to retire long-term debt	(75.0)	-
Net repayments of commercial paper	(112.4)	(120.7)
Debt issuance costs	(1.5)	(5.8)
Dividends paid	(64.0)	(63.8)
Repurchases of common stock	(11.1)	(.3)
Proceeds from exercise of stock options	5.9	9.0
Other financing activities	.1	.7
Net cash flow used for financing activities	(183.0)	(180.9)

Net increase in cash and cash equivalents	10.1	19.4

Cash and cash equivalents, beginning of period	31.5	55.7

Cash and cash equivalents, end of period	$41.6	$75.1

The accompanying notes are an integral part of these statements.

Nicor Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions)
	September 30	December 31	September 30
	2011	2010	2010
Assets
Current assets
Cash and cash equivalents	$41.6	$31.5	$75.1
Short-term investments	52.8	70.6	66.8
Receivables, less allowances of $27.1, $27.6 and $37.7, respectively	231.5	472.4	235.7
Gas in storage	240.2	163.9	227.8
Derivative instruments	49.6	49.1	70.4
Margin accounts - derivative instruments	27.5	50.9	58.8
Other	144.8	115.2	148.8
Total current assets	788.0	953.6	883.4

Property, plant and equipment, at cost
Gas distribution	4,841.7	4,733.6	4,680.3
Shipping	323.7	333.6	332.2
Other	112.9	60.5	48.1
Property, plant and equipment, at cost	5,278.3	5,127.7	5,060.6
Less accumulated depreciation	2,172.6	2,104.9	2,081.1
Total property, plant and equipment, net	3,105.7	3,022.8	2,979.5

Long-term investments	134.6	134.2	133.9
Other assets	381.9	385.9	373.6

Total assets	$4,410.2	$4,496.5	$4,370.4

Liabilities and Capitalization
Current liabilities
Long-term debt due within one year	$-	$-	$75.0
Short-term debt	312.6	425.0	373.3
Accounts payable	305.8	335.5	285.8
Customer credit balances and deposits	109.3	110.6	131.2
Derivative instruments	80.3	82.9	115.9
Other	116.3	120.3	96.3
Total current liabilities	924.3	1,074.3	1,077.5

Deferred credits and other liabilities
Regulatory asset retirement liability	878.5	843.9	836.0
Deferred income taxes	437.1	423.4	416.2
Health care and other postretirement benefits	232.6	229.7	201.9
Asset retirement obligation	197.3	190.9	188.6
Other	140.2	132.0	148.0
Total deferred credits and other liabilities	1,885.7	1,819.9	1,790.7

Commitments and contingencies

Capitalization
Long-term obligations	498.5	498.4	423.4
Common equity
Common stock	113.9	113.9	113.8
Paid-in capital	67.5	69.1	67.0
Retained earnings	939.9	934.1	915.4
Accumulated other comprehensive loss	(19.6)	(13.2)	(17.4)
Total common equity	1,101.7	1,103.9	1,078.8

Total capitalization	1,600.2	1,602.3	1,502.2

Total liabilities and capitalization	$4,410.2	$4,496.5	$4,370.4

The accompanying notes are an integral part of these statements.

Nicor Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

1.	PROPOSED MERGER WITH AGL RESOURCES

In December 2010, Nicor entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AGL Resources, which Nicor expects will be complete in the fourth quarter of 2011.  In accordance with the Merger Agreement, each share of Nicor common stock outstanding at the Effective Time (as defined in the Merger Agreement), other than shares to be cancelled and Dissenting Shares (as defined in the Merger Agreement), will be converted into the right to receive consideration consisting of (i) $21.20 in cash and (ii) 0.8382 shares of AGL Resources common stock, subject to adjustments in certain circumstances.

Completion of the proposed merger is conditioned upon, among other things, shareholder approval by both companies and the receipt of various regulatory approvals.  AGL Resources filed a registration statement with the SEC to register the AGL Resources common stock to be issued in the merger, and the SEC permitted that registration to become effective on April 29, 2011.  AGL Resources and Nicor also filed their pre-merger notifications under the Hart-Scott-Rodino Antitrust Improvements Act and were granted early termination of the waiting period on April 18, 2011.  The approvals from Nicor shareholders and AGL Resources shareholders required in connection with the merger were received on June 14, 2011.

In January 2011, Nicor, Nicor Gas and AGL Resources filed a joint application with the ICC for approval of the proposed merger.  The approval by the ICC is a condition to completion of the merger.  The ICC has eleven months to act upon the application, with their statutory deadline for action being December 16, 2011.  The application did not request a rate increase and included a commitment to maintain the number of full-time equivalent employees involved in the operation of Nicor Gas at a level comparable to current staffing for a period of three years following merger completion.  The Staff of the ICC and several intervenors who are participating in the proceeding submitted testimony and legal briefs, recommending that the ICC deny the joint application or that it impose various requirements on the joint applicants as conditions of approval.  On September 29, 2011, the ALJ assigned by the ICC to preside over the proceeding issued a proposed order recommending approval of the proposed merger.  The ALJ also recommended imposing the condition that Nicor Gas no longer be permitted to provide sales solicitation for Nicor Services’ warranty products.  On October 13, 2011, briefs were filed to comment on the proposed order.  Testimony and legal briefs of the parties and the ALJ’s proposed order are available on the ICC’s website.  In ruling on the merger application, the ICC may accept, modify or reject the proposed order recommended by the ALJ.

The merger may also be subject to review by the governmental authorities of various other federal, state or local jurisdictions under the antitrust and utility regulation or other applicable laws of those jurisdictions.  For example, AGL Resources provided a voluntary notice of the merger to the New Jersey Board of Public Utilities (“NJBPU”), which included a description of the transaction, described the benefits of the transaction and explained why AGL Resources does not believe that the approval of the NJBPU is required to complete the merger.  AGL Resources provided a similar notice to the Maryland Public Service Commission, which then issued a letter stating that it had reviewed the notification of proposed merger filed by AGL Resources and after considering the matter, noted the transaction.  It is possible that one or more state commissions will open proceedings to determine whether they have jurisdiction over the merger.  In the event that any reviewing authorities are determined to have jurisdiction over the merger transaction, there can be no assurance that the reviewing authorities will permit the applicable statutory waiting periods to expire or that the reviewing authorities will terminate the applicable statutory waiting periods at all, or otherwise approve the merger without restrictions or conditions (which are difficult to predict or quantify) that would have a material adverse effect on the combined company if the merger were completed.

The Merger Agreement contains certain termination rights for both Nicor and AGL Resources, and further provides for the payment of fees and expenses upon termination under specified circumstances.  For additional information relating to the proposed merger, please see the joint proxy statement / prospectus contained in the registration statement on Form S-4 that was filed with the SEC by AGL Resources on April 29, 2011.

For the three and nine months ended September 30, 2011, the company has incurred and expensed approximately $0.4 million and $2.8 million, respectively, of merger transaction costs.  These amounts do not include the cost of company personnel participating in efforts to develop integration plans for the combined entity which are included in operating expenses of the respective companies.  No other adjustments have been made to the financial statements as a result of the proposed merger.

2.	BASIS OF PRESENTATION

The unaudited Condensed Consolidated Financial Statements of Nicor have been prepared by the company pursuant to the rules and regulations of the SEC.  Certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to SEC rules and regulations.  The unaudited Condensed Consolidated Financial Statements and Notes should be read in conjunction with the financial statements and the notes thereto included in the company’s 2010 Annual Report on Form 10-K.

The information furnished reflects, in the opinion of the company, all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results for the interim periods presented.  Results for the interim periods presented are not necessarily indicative of the results to be expected for the full fiscal year due to seasonal and other factors.

The company’s management evaluated subsequent events for potential recognition and disclosure through the date the financial statements were issued.

3.	ACCOUNTING POLICIES

Gas in storage.  Nicor Gas’ inventory is carried at cost on a LIFO basis.  Inventory decrements occurring during interim periods that are expected to be restored prior to year-end are charged to cost of gas at the estimated annual replacement cost, and the difference between this cost and the actual LIFO layer cost is recorded on the balance sheet as a temporary LIFO inventory liquidation.  Interim inventory decrements not expected to be restored prior to year-end are charged to cost of gas at the actual LIFO cost of the layers liquidated.  At September 30, 2011 and 2010, there was no inventory decrement.

Nicor Enerchange’s inventory is carried at the lower of weighted-average cost or market (market is represented by the cash price per the close of business on the last trading day of the period).  Nicor Enerchange recorded charges resulting from lower of cost or market valuations for the three and nine months ended September 30, 2011 of $5.1 million and $5.9 million, respectively, and $2.4 million and $7.4 million, respectively, for the same periods in 2010.

Regulatory assets and liabilities.  Nicor Gas is regulated by the ICC, which establishes the rules and regulations governing utility rates and services in Illinois.  As a rate-regulated company, Nicor Gas is required to recognize the economic effects of rate regulation and, accordingly, has recorded regulatory assets and liabilities.  Regulatory assets represent probable future revenue associated with certain costs that are expected to be recovered from customers through rate riders or base rates, upon approval by the ICC.  Regulatory liabilities represent probable future reductions in revenues collected from ratepayers through a rate rider or base rates, or probable future expenditures.  If Nicor Gas’ operations become no longer subject to rate regulation, a write-off of net regulatory liabilities would be required.

The company had regulatory assets and liabilities as follows (in millions):

	September 30	December 31	September 30
	2011	2010	2010
Regulatory assets - current
Regulatory postretirement asset	$21.1	$21.1	$20.6
Deferred gas costs	17.7	6.5	18.1
Bad debt rider	-	-	4.2
Other	9.7	7.4	7.2
Regulatory assets - noncurrent
Regulatory postretirement asset	181.7	193.3	183.6
Deferred gas costs	-	1.4	4.3
Deferred environmental costs	46.6	25.0	24.8
Unamortized losses on reacquired debt	12.3	13.1	13.4
Other	6.7	9.6	11.4
	$295.8	$277.4	$287.6

Regulatory liabilities - current
Regulatory asset retirement liability	$17.2	$17.2	$14.5
Bad debt rider	26.9	16.4	-
Other	2.3	7.7	11.5
Regulatory liabilities - noncurrent
Regulatory asset retirement liability	878.5	843.9	836.0
Regulatory income tax liability	13.1	18.2	19.1
Bad debt rider	16.4	11.7	9.3
Other	1.5	.9	.9
	$955.9	$916.0	$891.3

All items listed above are classified in Other on the Condensed Consolidated Balance Sheets, with the exception of the noncurrent portion of the Regulatory asset retirement liability, which is stated separately.

The ICC does not presently allow Nicor Gas the opportunity to earn a return on its regulatory postretirement asset.  This regulatory postretirement asset is expected to be recovered from ratepayers over a period of approximately 9 to 12 years.  The regulatory assets related to debt are not included in rate base, but are recovered over the term of the debt through the rate of return authorized by the ICC.  Nicor Gas is allowed to recover and is required to pay, using short-term interest rates, the carrying costs related to temporary under or overcollections of natural gas costs, certain environmental costs and energy efficiency program costs charged to its customers.  However, there is no interest associated with the under or overcollections of bad debt expense.

Revenue recognition. Nicor Gas accrues revenues for estimated deliveries to customers from the date of their last bill until the balance sheet date.  Receivables include accrued unbilled revenues of $34.7 million, $144.8 million and $29.7 million at September 30, 2011, December 31, 2010 and September 30, 2010, respectively, related primarily to gas distribution operations.

Nicor Gas classifies revenue taxes billed to customers as operating revenues and related taxes incurred as operating expenses.  Revenue taxes included in operating expense for the three and nine months ended September 30, 2011 were $14.0 million and $118.7 million, respectively, and $13.8 million and $110.2 million, respectively, for the same periods in 2010.

Derivative instruments. Cash flows from derivative instruments are recognized in the Condensed Consolidated Statements of Cash Flows, and gains and losses are recognized in the Condensed Consolidated Statements of Income, in the same categories as the underlying transactions.

Cash flow hedge accounting may be elected only for highly effective hedges, based upon an assessment, performed at least quarterly, of the historical and probable future correlation of cash flows from the derivative instrument to changes in the expected future cash flows of the hedged item.  To the extent cash flow hedge accounting is applied, the effective portion of any changes in the fair value of the derivative instruments is reported as a component of accumulated other comprehensive income.  Ineffectiveness, if any, is immediately recognized in operating income.  The amount in accumulated other comprehensive income is reclassified to earnings when the forecasted transaction is recognized in the Condensed Consolidated Statements of Income, even if the derivative instrument is sold, extinguished or terminated prior to the transaction occurring.  If the forecasted transaction is no longer expected to occur, the amount in accumulated other comprehensive income is immediately reclassified to operating income.

Nicor Gas.  Derivative instruments, such as futures contracts, options and swap agreements, are utilized primarily in the purchase of natural gas for customers.  These derivative instruments are reflected at fair value and are not designated as hedges.  Realized gains or losses on such instruments are included in the cost of gas delivered and are passed directly through to customers, subject to ICC review, and therefore have no direct impact on earnings.  Unrealized changes in the fair value of these derivative instruments are deferred as regulatory assets or liabilities.

Nicor Gas enters into swap agreements to reduce the earnings volatility of certain forecasted operating costs arising from fluctuations in natural gas prices, such as the purchase of natural gas for use in company operations.  These derivative instruments are carried at fair value.  To the extent hedge accounting is not elected, changes in such fair values are immediately recorded in the current period as operating and maintenance expense.

Nicor Enerchange.  Derivative instruments, such as futures contracts, options, forward contracts, swap agreements and other energy-related contracts are held by Nicor’s wholesale natural gas marketing business, Nicor Enerchange, for trading purposes.  Certain of these derivative instruments are used to economically hedge price risk associated with inventories of natural gas, fixed-price purchase and sale agreements and other future natural gas commitments.  Nicor Enerchange records such derivative instruments at fair value and generally does not elect hedge accounting.  As a result, changes in derivative fair values may have a material impact on Nicor’s financial statements.

Other derivative instruments are used by Nicor Enerchange to hedge price risks related to the activities of affiliates.  Derivatives are held related to certain utility-bill management products sold to retail customers.  These derivative instruments are carried at fair value and cash flow hedge accounting may or may not be elected.  Other derivative instruments are held for the purpose of hedging the commodity price risk associated with the forecasted purchase of base gas that will be injected as part of the development of the natural gas storage facility by Central Valley.  Such derivative instruments are carried at fair value and cash flow hedge accounting has been elected on a consolidated basis.  The base gas is a component of the storage facility’s construction costs.  Therefore, amounts recorded in accumulated other comprehensive income related to these derivative instruments will not be reclassified to earnings until the storage facility is retired and the base gas is sold.

Nicor. Forward-starting interest rate swaps are utilized to hedge the interest payments associated with long-term debt.  These derivative instruments are carried at fair value and cash flow hedge accounting is elected.  The effective portion of any changes in the fair value of the derivatives is deferred in accumulated other comprehensive income.  Upon settlement, the deferred amount is amortized to interest expense over the life of the debt.

Credit risk and concentrations.  Nicor’s major subsidiaries have diversified customer bases and the company believes that it maintains prudent credit policies which mitigate customer receivable, supplier performance and derivative counterparty credit risk.  The company is exposed to credit risk in the event a customer or supplier defaults on a contract to pay for or deliver product at agreed-upon terms and conditions, or a counterparty to a derivative instrument defaults on a settlement or otherwise fails to perform under contractual terms.  To manage this risk, the company has established procedures to determine and monitor the creditworthiness of counterparties, to seek guarantees or collateral back-up in the form of cash or letters of credit, to acquire credit insurance in certain instances, and to limit its exposure to any one counterparty.  Nicor also, in some instances, enters into netting arrangements to mitigate counterparty credit risk.  Fair value measurements consider credit risk.  For assets and liabilities not carried at fair value, credit losses are accrued when probable and reasonably estimable.

On February 2, 2010, the ICC approved a bad debt rider that was filed in 2009 by Nicor Gas.  The bad debt rider provides for the recovery from (or refund to) customers of the difference between Nicor Gas’ actual bad debt experience on an annual basis and the benchmark bad debt expense included in its rates for the respective year.

4.	INVESTMENTS

The company’s investments in debt and equity securities are as follows (in millions):

	September 30	December 31	September 30
	2011	2010	2010

Money market funds	$59.0	$82.9	$128.8
Corporate bonds	6.5	6.8	6.8
Other investments	9.2	8.5	6.1
	$74.7	$98.2	$141.7

Investments in debt and equity securities are classified on the Condensed Consolidated Balance Sheets as follows (in millions):

	September 30	December 31	September 30
	2011	2010	2010

Cash equivalents	$8.7	$12.6	$62.3
Short-term investments	52.8	70.6	66.8
Long-term investments	13.2	15.0	12.6
	$74.7	$98.2	$141.7

Investments categorized as trading (including money market funds) totaled $61.3 million, $85.0 million and $130.8 million at September 30, 2011, December 31, 2010 and September 30, 2010, respectively.  Corporate bonds and certain other investments are categorized as held-to-maturity.  The contractual maturities of the held-to-maturity investments at September 30, 2011 are as follows (in millions):

Years to maturity
Less than 1 year	1-5 Years	Total

$2.1	$6.5	$8.6

Nicor’s investments also include certain restricted investments, including certificates of deposit and bank accounts, maintained to fulfill statutory or contractual requirements.  These investments totaled $2.4 million, $2.0 million and $2.1 million at September 30, 2011, December 31, 2010 and September 30, 2010, respectively.  In addition, the company holds a $2.4 million investment in a port facility development venture carried at cost.

There were no significant gains or losses included in earnings resulting from the sale of investments for the three and nine months ended September 30, 2011 and 2010.

5.	SHORT-TERM AND LONG-TERM DEBT

In February 2011, Nicor Gas issued $75 million First Mortgage Bonds at 2.86 percent, due in 2016 through a private placement and utilized the proceeds to retire the $75 million 6.625 percent First Mortgage Bond series which matured in February 2011.  In determining that these bonds qualified for exemption from registration under Section 4(2) of the Securities Act of 1933, Nicor Gas relied on the facts that the bonds were offered only to a limited number of large institutional investors and each institutional investor that purchased the bonds represented that it was purchasing the bonds for its own account and not with a view to distribute them.

In April 2011, Nicor Gas established a $400 million, 364-day revolving credit facility, expiring April 2012 to replace the $400 million, 364-day revolving credit facility, which was set to expire in April 2011.  In April 2010, Nicor and Nicor Gas established a $600 million, three-year revolving credit facility, expiring April 2013 to replace the $600 million, five-year revolving credit facility, which was set to expire in September 2010.  These facilities were established with major domestic and foreign banks and serve as backup for the issuance of commercial paper.  The company had $312.6 million, $425.0 million and $373.3 million of commercial paper borrowings outstanding at September 30, 2011, December 31, 2010 and September 30, 2010, respectively.

Nicor held forward-starting interest rate swaps with a notional totaling $90 million at September 30, 2011, December 31, 2010 and September 30, 2010.  The swaps hedge the risk associated with the interest payments attributable to the probable issuance of long-term fixed-rate debt in 2012 intended to finance the development of a natural gas storage facility.  Under the terms of the swaps, Nicor agrees to pay a fixed swap rate and receive a floating rate based on LIBOR.

The company believes it is in compliance with all debt covenants.

6.	INCOME TAXES

The effective income tax rate for the three months ended September 30, 2011 increased to 61.0 percent from 39.9 percent in the prior year.  The effective income tax rate for both quarters is higher than the expected annual effective income tax rate as it reflects the impact of a reduction in projected annual untaxed foreign shipping earnings identified in the respective quarters.  The year-to-date adjustment to income taxes recognized in the quarter resulting from these changes has a larger impact in quarters with lower income.  The effective income tax rate for the nine months ended September 30, 2011 increased to 35.4 percent from 33.7 percent in the prior year.  The higher effective income tax rate for the nine months ended September 30, 2011 is due primarily to lower forecasted annual untaxed foreign shipping earnings and an increase to the Illinois state income tax rate, partially offset by an adjustment to reduce certain state income tax liabilities in the first quarter of 2011 and lower forecasted annual pretax income.  Effective January 1, 2011, the State of Illinois raised the corporate income tax rate from 7.3 percent to 9.5 percent.

In 2006, the company reorganized certain shipping and related operations.  The reorganization allows the company to take advantage of certain provisions of the Jobs Act that provide the opportunity for tax savings subsequent to the date of the reorganization.  Generally, to the extent foreign shipping earnings are not repatriated to the United States, such earnings are not expected to be subject to current taxation.  In addition, to the extent such earnings are determined to be indefinitely reinvested offshore, no deferred income tax expense would be recorded by the company.  For the three months ended September 30, 2011 and 2010, an income tax benefit (expense) has not been recognized (provided) on approximately $6 million and $(1) million, respectively, of foreign company shipping losses (earnings).  For the nine months ended September 30, 2011, an income tax benefit has not been recognized on approximately $14 million of foreign company shipping losses.  There were no significant untaxed foreign company shipping earnings for the nine months ended September 30, 2010.  As of September 30, 2011, Nicor has not recorded deferred income taxes of approximately $54 million on approximately $156 million of cumulative undistributed foreign earnings.

The company's major tax jurisdictions include the United States and Illinois, with tax returns examined by the IRS and IDR, respectively.  At September 30, 2011, the years that remain subject to examination include years beginning after 2007 for the IRS and after 2006 for the IDR.  The company had no liability for unrecognized tax benefits at September 30, 2011.  The decrease in the liability for unrecognized tax benefits from $2.9 million at December 31, 2010 was due to a reduction in state tax reserves.  The company does not believe that it is reasonably possible that a significant change in the liability for unrecognized tax benefits could occur within 12 months.

The balance of unamortized investment tax credits at September 30, 2011, December 31, 2010 and September 30, 2010 was $22.9 million, $24.3 million and $23.7 million, respectively.

7.	FAIR VALUE MEASUREMENTS

The fair value of assets and liabilities that are measured on a recurring basis are categorized in the table below (in millions) into three broad levels (with Level 1 considered the most reliable) based upon the valuation inputs.
	Quoted prices in active markets	Significant observable inputs	Significant unobservable inputs
	(Level 1)	(Level 2)	(Level 3)	Total
September 30, 2011
Assets
Money market funds	$59.0	$-	$-	$59.0
Commodity derivatives	22.0	32.4	7.2	61.6
	$81.0	$32.4	$7.2	$120.6

Liabilities
Commodity derivatives	$47.9	$23.3	$2.5	$73.7
Interest rate derivatives	-	13.7	-	13.7
	$47.9	$37.0	$2.5	$87.4

December 31, 2010
Assets
Money market funds	$82.9	$-	$-	$82.9
Commodity derivatives	21.3	35.7	9.3	66.3
Interest rate derivative	-	1.0	-	1.0
	$104.2	$36.7	$9.3	$150.2

Liabilities
Commodity derivatives	$55.4	$31.3	$12.3	$99.0
Interest rate derivative	-	3.2	-	3.2
	$55.4	$34.5	$12.3	$102.2

September 30, 2010
Assets
Money market funds	$128.8	$-	$-	$128.8
Commodity derivatives	42.0	42.4	9.0	93.4
	$170.8	$42.4	$9.0	$222.2

Liabilities
Commodity derivatives	$83.1	$40.6	$15.9	$139.6
Interest rate derivatives	-	7.5	-	7.5
	$83.1	$48.1	$15.9	$147.1

When available and appropriate, the company uses quoted market prices in active markets to determine fair value and classifies such items within Level 1.  For derivatives, Level 1 values include only those derivative instruments traded on the NYMEX.  The company enters into over-the-counter instruments with values that are similar to, and correlate with, quoted prices for exchange-traded instruments in active markets; the fair values of these over-the-counter items consider credit risk and are classified within Level 2.  In certain instances, the company may be required to determine a fair value using significant unobservable inputs such as indicative broker prices; the resulting valuation is classified as Level 3.

A description of the company’s objectives and strategies for using derivative instruments, and related accounting policies, is included in Note 3 – Accounting Policies – Derivative instruments and Credit risk and concentrations.

The following table presents a reconciliation of the Level 3 beginning and ending net derivative asset (liability) balances (in millions):
	Three months ended September 30		Nine months ended September 30
	2011	2010	2011	2010

Beginning of period	$7.5	$7.1	$(3.0)	$5.0
Net realized/unrealized gains (losses)
Included in regulatory assets and liabilities	(3.7)	(.9)	1.4	(1.7)
Included in net income	2.1	4.8	1.6	(2.0)
Settlements, net of purchases**	(1.9)	.6	(1.4)	4.5
Transfers into Level 3.6		(13.6)	2.1	(10.8)
Transfers out of Level 3.1		(4.9)	4.0	(1.9)
End of period	$4.7	$(6.9)	$4.7	$(6.9)

Net unrealized gains (losses) included in net income above relating to derivatives still held at September 30	$1.2	$1.7	$1.3	$(4.0)

** There were no purchases for the three and nine months ended September 30, 2011.

Net realized/unrealized gains (losses) included in net income are attributable to Nicor Enerchange and are classified as operating revenues.

Transfers into and out of Level 3 reflect the liquidity at the relevant natural gas trading locations and dates which affects the significance of unobservable inputs used in the valuation.  Transfers into and out of Level 3 are determined using values at the end of the interim period in which the transfer occurred.

Nicor maintains margin accounts related to financial derivative transactions.  The company’s policy is not to offset the fair value of assets and liabilities recognized for derivative instruments or any related margin account.  The following table represents the balance sheet classification of margin accounts related to derivative instruments (in millions):

	September 30	December 31	September 30
	2011	2010	2010
Assets
Margin accounts - derivative instruments	$27.5	$50.9	$58.8
Other - noncurrent	.6	8.1	9.5

Liabilities
Other - current	$2.2	$-	$2.2
Other - noncurrent	.4	-	4.5

In addition, the recorded amount of restricted short and long-term investments and short-term borrowings approximates fair value.  Long-term debt outstanding, including current maturities, is recorded at the principal balance outstanding, net of unamortized discounts.  The principal balance of Nicor Gas’ First Mortgage Bonds outstanding at September 30, 2011, December 31, 2010 and September 30, 2010 was $500 million.  Based on quoted prices or market interest rates, the fair value of the company’s First Mortgage Bonds outstanding was approximately $621 million, $554 million and $575 million at September 30, 2011, December 31, 2010 and September 30, 2010, respectively.

8.	DERIVATIVE INSTRUMENTS

A description of the company’s objectives and strategies for using derivative instruments, and related accounting policies, is included in Note 3 – Accounting Policies – Derivative instruments and Credit risk and concentrations.  All derivatives recognized on the Condensed Consolidated Balance Sheets are measured at fair value, as described in Note 7 – Fair Value Measurements.

Condensed Consolidated Balance Sheets.  Derivative assets and liabilities are classified as shown in the table below (in millions):

	September 30	December 31	September 30
	2011	2010	2010
Derivatives designated as hedging instruments
Assets
Derivative instruments	$.5	$.4	$-
Other - noncurrent	-	1.0	-
	$.5	$1.4	$-

Liabilities
Derivative instruments	$15.9	$2.2	$3.4
Other - noncurrent	.1	3.2	7.7
	$16.0	$5.4	$11.1

Derivatives not designated as hedging instruments
Assets
Derivative instruments	$49.1	$48.7	$70.4
Other - noncurrent	12.0	17.2	23.0
	$61.1	$65.9	$93.4

Liabilities
Derivative instruments	$64.4	$80.7	$112.5
Other - noncurrent	7.0	16.1	23.5
	$71.4	$96.8	$136.0

Volumes.  As of September 30, 2011, December 31, 2010 and September 30, 2010, Nicor Gas held outstanding derivative contracts of approximately 30 Bcf, 49 Bcf and 48 Bcf, respectively, to hedge natural gas purchases for customer use, with hedges spanning as long as three years.  Commodity price-risk exposure arising from Nicor Enerchange’s activities and Nicor Gas’ natural gas purchases for company use is mitigated with derivative instruments that total to a net short position of 4.5 Bcf, 3.9 Bcf and 3.0 Bcf as of September 30, 2011, December 31, 2010 and September 30, 2010, respectively.  The above volumes exclude contracts such as variable-priced contracts and basis swaps, which are accounted for as derivatives but whose fair values are not directly impacted by changes in commodity prices.

Nicor held forward-starting interest rate swaps with a notional totaling $90 million at September 30, 2011, December 31, 2010 and September 30, 2010.  The swaps hedge the risk associated with the interest payments attributable to the probable issuance of long-term fixed-rate debt in 2012.

Condensed Consolidated Statements of Income – cash flow hedges.  Changes in the fair value of derivatives designated as a cash flow hedge are recognized in other comprehensive income until the hedged transaction is recognized in the Condensed Consolidated Statements of Income.  Cash flow hedges used by the company’s other energy ventures, to hedge utility-bill management products, are eventually recognized within operating revenues.  Cash flow hedges used by Nicor Gas, to hedge purchases of natural gas for company use, are eventually recorded within operating and maintenance expense.  Cash flow hedges used by Nicor, to hedge the interest payments attributable to long-term fixed-rate debt, will eventually be recorded within interest expense.

Cash flow hedges affected accumulated other comprehensive income (effective portion) as shown in the following table (in millions):

	Three months ended September 30		Nine months ended September 30
	2011	2010	2011	2010
Pretax loss recognized in other comprehensive income	$10.8	$5.8	$14.1	$13.1

The pretax loss reclassified from accumulated other comprehensive income into income (effective portion) is shown in the following table (in millions):

	Three months ended September 30		Nine months ended September 30
Location	2011	2010	2011	2010
Operating revenues	$-	$.1	$1.4	$1.1
Operating and maintenance	.3	.5	.8	1.1
	$.3	$.6	$2.2	$2.2

Any amounts recognized in operating income, related to ineffectiveness or due to a forecasted transaction that is no longer expected to occur, were immaterial for the three and nine months ended September 30, 2011 and 2010.

As of September 30, 2011, December 31, 2010 and September 30, 2010, the time horizon of cash flow hedges of natural gas purchases for Nicor Gas company use and for utility-bill management products sold by Nicor’s other energy ventures span as long as two years.  For these hedges, the total pretax loss deferred in accumulated other comprehensive income at September 30, 2011, December 31, 2010 and September 30, 2010 was $2.2 million ($1.3 million after taxes), $2.0 million ($1.2 million after taxes) and $4.2 million ($2.5 million after taxes), respectively.  At the respective reporting dates, substantially all of these amounts were expected to be reclassified to earnings within the next 12 months.

The amounts deferred in accumulated other comprehensive income for the forward-starting interest rate swaps will be amortized to interest expense upon the issuance of long-term fixed-rate debt.  The total pretax loss deferred in accumulated other comprehensive income relating to the interest rate swaps at September 30, 2011, December 31, 2010 and September 30, 2010 was $13.7 million ($8.1 million after taxes), $2.2 million ($1.3 million after taxes) and $7.5 million ($4.5 million after taxes), respectively.

Condensed Consolidated Statements of Income – derivatives not designated as hedges.  The earnings of the company are subject to volatility for those derivatives not designated as hedges.  Non-designated derivatives used by the company’s other energy ventures, to hedge energy trading activities and utility-bill management products, are recorded in operating revenues.  Non-designated derivatives used by Nicor Gas, to hedge purchases of natural gas for company use, are recorded within operating and maintenance expense.  Pretax net gains (losses) recognized in income are summarized in the table below (in millions):

	Three months ended September 30		Nine months ended September 30
Location	2011	2010	2011	2010
Operating revenues	$4.5	$5.3	$.3	$3.9
Operating and maintenance	(.3)	(.3)	(.4)	(1.0)
	$4.2	$5.0	$(.1)	$2.9

Nicor Gas’ derivatives used to hedge the purchase of natural gas for its customers are also not designated as hedging instruments.  Gains or losses on these derivatives are not recognized in pretax earnings, but are deferred as regulatory assets or liabilities until the related revenue is recognized.  Net losses deferred for the three and nine months ended September 30, 2011 were $29.0 million and $32.6 million, respectively, and $47.5 million and $121.6 million, respectively, for the same periods in 2010.

Credit-risk-related contingent features.  Provisions within certain derivative agreements require the company to post collateral if the company’s net liability position exceeds a specified threshold.  Also, certain derivative agreements contain credit-risk-related contingent features, whereby the company would be required to provide additional collateral or pay the amount due to the counterparty when a credit event occurs, such as if the company’s credit rating was to be lowered.  As of September 30, 2011, December 31, 2010 and September 30, 2010 for agreements with such features, derivative contracts with liability fair values totaled approximately $17 million, $12 million and $17 million, respectively, for which the company had posted no collateral to its counterparties.  If it was assumed that the company had to post the maximum contractually specified collateral or settle the liability, the company would have been required to pay approximately $17 million, $11 million and $16 million at September 30, 2011, December 31, 2010 and September 30, 2010, respectively.

9.	POSTRETIREMENT BENEFITS

Nicor Gas maintains a noncontributory defined benefit pension plan covering substantially all employees hired prior to 1998.  Pension benefits are based on years of service and the highest average salary for management employees and job level for collectively bargained employees (referred to as pension bands).  The benefit obligation related to collectively bargained benefits considers the company’s past practice of regular benefit increases.  Nicor Gas also provides health care and life insurance benefits to eligible retired employees under a plan that includes a limit on the company’s share of cost for employees hired after 1982.

The company’s postretirement benefit costs have historically been considered in rate proceedings in the period they are accrued.  As a regulated utility, Nicor Gas expects continued rate recovery of the eligible costs of its defined benefit postretirement plans and, accordingly, associated changes in the plan’s funded status have been deferred as a regulatory asset or liability until recognized in net income, instead of being recorded in accumulated other comprehensive income.  However, to the extent Nicor Gas employees perform services for non-regulated affiliates and to the extent such employees are eligible to participate in these plans, the affiliates are charged for the cost of these benefits and the changes in the funded status relating to these employees are recorded in accumulated other comprehensive income.

About one-fourth of the net benefit cost related to these plans has been capitalized as a cost of constructing gas distribution facilities and the remainder is included in gas distribution operating and maintenance expense, net of amounts charged to affiliates.  Net benefit cost included the following components (in millions):

	Pension benefits		Health care and other benefits
	2011	2010	2011	2010
Three months ended September 30
Service cost	$2.4	$2.4	$.6	$.6
Interest cost	4.1	4.0	3.1	3.0
Expected return on plan assets	(7.7)	(7.2)	-	-
Recognized net actuarial loss	2.5	3.0	1.5	1.0
Amortization of prior service cost	.1	.1	-	-
Net benefit cost	$1.4	$2.3	$5.2	$4.6

Nine months ended September 30
Service cost	$7.4	$7.3	$1.8	$1.7
Interest cost	12.3	12.0	9.2	8.9
Expected return on plan assets	(23.3)	(21.7)	-	-
Recognized net actuarial loss	7.3	8.9	4.5	3.1
Amortization of prior service cost	.3	.3	.1	.1
Net benefit cost	$4.0	$6.8	$15.6	$13.8

The Health Care Act contains provisions that may impact Nicor Gas’ obligation for retiree health care benefits.  The company does not currently believe these provisions will materially increase its postretirement benefit obligation, but will continue to evaluate the impact of future regulations and interpretations.

10.	EQUITY INVESTMENT INCOME, NET

Equity investment income includes investment income from Triton of $3.8 million and $11.2 million for the three and nine months ended September 30, 2011, respectively, and $1.5 million and $4.7 million, respectively, for the same periods in 2010.  Nicor received cash distributions from equity investees for the three and nine months ended September 30, 2011 of $4.3 million and $12.5 million, respectively, and $6.1 million and $14.0 million, respectively, for the same periods in 2010.

11.	COMPREHENSIVE INCOME

Total comprehensive income (loss) is as follows (in millions):

	Three months ended		Nine months ended
	September 30		September 30
	2011	2010	2011	2010

Net income	$5.7	$13.6	$70.1	$98.3
Other comprehensive loss, after tax	(6.0)	(3.0)	(6.4)	(6.4)
Total comprehensive income (loss)	$(.3)	$10.6	$63.7	$91.9

Other comprehensive loss consists primarily of net gains and losses from derivative financial instruments accounted for as cash flow hedges and gains and losses from postretirement benefits.

12.	BUSINESS SEGMENT INFORMATION

Financial data by reportable segment is as follows (in millions):

Nicor Inc.
Business Segments - Financial Data

	Three months ended		Nine months ended
	September 30		September 30
	2011	2010	2011	2010
Gas distribution
Operating revenues
External customers	$235.4	$229.0	$1,485.7	$1,571.3
Intersegment	4.5	4.5	28.9	30.5
	$239.9	$233.5	$1,514.6	$1,601.8

Operating income	$21.3	$20.9	$115.1	$141.5

Shipping
Operating revenues
External customers	$78.4	$83.9	$239.1	$253.4
Intersegment	-	-	-	-
	$78.4	$83.9	$239.1	$253.4

Operating income (loss)	$(3.7)	$3.6	$(5.2)	$7.3

Other Energy Ventures
Wholesale marketing
Operating revenues
External customers	$1.6	$7.1	$12.8	$20.5
Intersegment	.7	1.1	8.4	9.3
	$2.3	$8.2	$21.2	$29.8

Operating income (loss)	$(4.7)	$.7	$(.1)	$8.1

Other
Operating revenues
External customers	$33.0	$32.5	$124.8	$125.8
Intersegment	.5	.5	1.3	1.6
	$33.5	$33.0	$126.1	$127.4

Operating income	$6.4	$6.4	$15.7	$14.8

Corporate and eliminations
Operating revenues
External customers	$-	$-	$-	$-
Intersegment	(5.7)	(6.1)	(38.6)	(41.4)
	$(5.7)	$(6.1)	$(38.6)	$(41.4)

Operating loss	$(1.0)	$(1.2)	$(6.2)	$(1.9)

Consolidated
Operating revenues
External customers	$348.4	$352.5	$1,862.4	$1,971.0
Intersegment	-	-	-	-
	$348.4	$352.5	$1,862.4	$1,971.0

Operating income	$18.3	$30.4	$119.3	$169.8

Intersegment revenues include gas distribution revenues related to customers entering into utility-bill management contracts with Nicor Solutions and wholesale marketing revenues from the sale of natural gas to Nicor Advanced Energy.  Under the utility-bill management contracts, Nicor Solutions bills a fixed amount to a customer, regardless of changes in natural gas prices or weather, and in exchange pays the customer’s utility bills from Nicor Gas.  Nicor Advanced Energy provides natural gas and related services on an unregulated basis to residential and small commercial customers and purchases most of its natural gas supplies from Nicor Enerchange.  Intersegment revenues are eliminated in the Condensed Consolidated Financial Statements.

Costs (benefits) associated with Nicor’s other energy ventures’ utility-bill management contracts attributable to variances from normal weather for the three and nine months ended September 30, 2011 were $0.3 million and $2.6 million, respectively, and $(0.1) million and $0.3 million, respectively, for the same periods in 2010.  The weather impact of these contracts generally serves to partially offset the gas distribution segment’s weather risk.  This cost (benefit) is recorded primarily at the corporate level as a result of an agreement between the parent company and certain of its subsidiaries.  Additionally, operating income of corporate and eliminations includes merger transaction costs of approximately $0.4 million and $2.8 million, respectively, for the three and nine months ended September 30, 2011.

13.	REGULATORY MATTERS

Bad debt rider.  In September 2009, Nicor Gas filed for approval of a bad debt rider with the ICC under an Illinois state law which took effect in July 2009.  On February 2, 2010, the ICC issued an order approving the company’s proposed bad debt rider.  This rider provides for recovery from customers of the amount over the benchmark for bad debt expense established in the company’s rate cases.  It also provides for refunds to customers if bad debt expense is below such benchmarks.

As a result of the February 2010 order, Nicor Gas recorded in income a net recovery related to 2008 and 2009 of $31.7 million in the first quarter of 2010, all of which has been collected.  The benchmark, against which 2011 and 2010 actual bad debt experience is compared, is approximately $63 million.  The company’s actual 2010 bad debt experience was $35.7 million, resulting in a refund to customers of $27.3 million which is being refunded over a 12-month period that began June 2011.

SNG plant legislation.  Nicor Gas signed an agreement in the third quarter of 2011 to purchase approximately 25 Bcf of SNG annually for a 10-year term beginning as early as 2015.  The counterparty intends to construct a 60 Bcf per year coal gasification plant in southern Illinois.  The project is expected to be financed by the counterparty with external debt and equity.  In addition, the final price of the SNG may exceed market prices and is dependent upon a variety of factors, including plant construction costs, and is not estimable.  However, this agreement complies with an Illinois statute that authorizes full recovery of the purchase costs; therefore the company expects to recover such costs.  Since the purchase agreement is contingent upon various milestones to be achieved by the counterparty to the agreement, the company’s obligation is not certain at this time.  While the purchase agreement is a variable interest in the counterparty, Nicor Gas has concluded, based on a qualitative evaluation, that it is not the primary beneficiary required to consolidate the counterparty.  No amount has been recognized on Nicor’s balance sheet in connection with the purchase agreement.

On October 11, 2011, the IPA approved the form of a draft 30-year contract for the purchase of 20 Bcf per year of SNG from a second proposed plant.  The draft contract approved by the IPA has been submitted to the ICC for further approvals by that regulatory body.  The ICC is expected to approve a final form of contract for the second plant in 2012.

14.	GUARANTEES AND INDEMNITIES

Nicor and certain subsidiaries enter into various financial and performance guarantees and indemnities providing assurance to third parties.

Financial guarantees.  TEL has an obligation to restore to zero any deficit in its equity account for income tax purposes in the unlikely event that Triton is liquidated and a deficit balance remains.  This obligation continues for the life of the Triton partnerships and any payment is effectively limited to the assets of TEL, which were zero at September 30, 2011.  Nicor believes the likelihood of any such payment by TEL is remote.  No liability has been recorded for this obligation.

Performance guarantees. Directly or through a subsidiary, Nicor Services markets product warranty contracts that provide for the repair of heating, ventilation and air conditioning equipment, natural gas lines and other appliances within homes.  Revenues from these product warranty contracts are recognized ratably over the coverage period, and related repair costs are charged to expense as incurred.  Repair expenses of $3.2 million and $9.1 million were incurred in the three and nine months ended September 30, 2011, respectively, and $2.7 million and $7.5 million, respectively, for the same periods in 2010.

Indemnities.  In certain instances, Nicor has undertaken to indemnify current property owners and others against costs associated with the effects and/or remediation of contaminated sites for which the company may be responsible under applicable federal or state environmental laws, generally with no limitation as to the amount.  These indemnifications relate primarily to ongoing coal tar cleanup, as discussed in Note 15 – Contingencies – Manufactured Gas Plant Sites.  Nicor believes that the likelihood of payment under its other environmental indemnifications is remote.  No liability has been recorded for such indemnifications.

Nicor has also indemnified, to the fullest extent permitted under the laws of the State of Illinois and any other applicable laws, its present and former directors, officers and employees against expenses they may incur in connection with litigation they are a party to by reason of their association with the company.  There is generally no limitation as to the amount.  During 2007, the SEC filed a civil injunctive action against three former officers of Nicor relating to the PBR Plan.  Defense costs that are being incurred by these former officers in connection with the SEC action currently are being tendered to, and paid by, the company’s insurer.  In July 2010, one of these former officers settled the SEC’s action against him and was indemnified by Nicor.  While the company does not expect to incur significant costs relating to the indemnification of present and former directors, officers and employees after taking into account available insurance, it is not possible to estimate the maximum future potential payments.

15.	CONTINGENCIES

The following contingencies of Nicor are in various stages of investigation or disposition.  Although in some cases the company is unable to estimate the amount of loss reasonably possible in addition to any amounts already recognized, it is possible that the resolution of these contingencies, either individually or in aggregate, will require the company to take charges against, or will result in reductions in, future earnings.  It is the opinion of management that the resolution of these contingencies, either individually or in aggregate, could be material to earnings in a particular period but is not expected to have a material adverse impact on Nicor’s liquidity or financial condition.

PBR Plan.  Nicor Gas’ PBR plan for natural gas costs went into effect in 2000 and was terminated by the company effective January 1, 2003.  Under the PBR plan, Nicor Gas’ total gas supply costs were compared to a market-sensitive benchmark.  Savings and losses relative to the benchmark were determined annually and shared equally with sales customers.  The PBR plan is currently under ICC review.  There are allegations that the company acted improperly in connection with the PBR plan, and the ICC and others are reviewing these allegations.  On June 27, 2002, the Citizens Utility Board (“CUB”) filed a motion to reopen the record in the ICC’s proceedings to review the PBR plan (the “ICC Proceedings”).  As a result of the motion to reopen, Nicor Gas, the staff of the ICC and CUB entered into a stipulation providing for additional discovery.  The Illinois Attorney General’s Office (“IAGO”) has also intervened in this matter.  In addition, the IAGO issued Civil Investigation Demands (“CIDs”) to CUB and the ICC staff.  The CIDs ordered that CUB and the ICC staff produce all documents relating to any claims that Nicor Gas may have presented, or caused to be presented, false information related to its PBR plan.  The company has committed to cooperate fully in the reviews of the PBR plan.

In response to these allegations, on July 18, 2002, the Nicor Board of Directors appointed a special committee of independent, non-management directors to conduct an inquiry into issues surrounding natural gas purchases, sales, transportation, storage and such other matters as may come to the attention of the special committee in the course of its investigation.  The special committee presented the report of its counsel (“Report”) to Nicor’s Board of Directors on October 28, 2002.

In response, the Nicor Board of Directors directed the company’s management to, among other things, make appropriate adjustments to account for, and fully address, the adverse consequences to ratepayers of the items noted in the Report, and conduct a detailed study of the adequacy of internal accounting and regulatory controls.  The adjustments were made in prior years’ financial statements resulting in a $24.8 million liability.  Included in such $24.8 million liability is a $4.1 million loss contingency.  A $1.8 million adjustment to the previously recorded liability, which is discussed below, was made in 2004 increasing the recorded liability to $26.6 million.  Nicor Gas estimates that there is $26.9 million due to the company from the 2002 PBR plan year, which has not been recognized in the financial statements due to uncertainties surrounding the PBR plan.  In addition, interest due to the company on certain components of these amounts has not been recognized in the financial statements due to the same uncertainties.  By the end of 2003, the company completed steps to correct the weaknesses and deficiencies identified in the detailed study of the adequacy of internal controls.

Pursuant to the agreement of all parties, including the company, the ICC re-opened the 1999 and 2000 purchased gas adjustment filings for review of certain transactions related to the PBR plan and consolidated the reviews of the 1999-2002 purchased gas adjustment filings with the PBR plan review.

On February 5, 2003, CUB filed a motion for $27 million in sanctions against the company in the ICC Proceedings.  In that motion, CUB alleged that Nicor Gas’ responses to certain CUB data requests were false.  Also on February 5, 2003, CUB stated in a press release that, in addition to $27 million in sanctions, it would seek additional refunds to consumers.  On March 5, 2003, the ICC staff filed a response brief in support of CUB’s motion for sanctions.  On May 1, 2003, the ALJs assigned to the proceeding issued a ruling denying CUB’s motion for sanctions.  CUB has filed an appeal of the motion for sanctions with the ICC, and the ICC has indicated that it will not rule on the appeal until the final disposition of the ICC Proceedings.  It is not possible to determine how the ICC will resolve the claims of CUB or other parties to the ICC Proceedings.

In 2004, the company became aware of additional information relating to the activities of individuals affecting the PBR plan for the period from 1999 through 2002, including information consisting of third party documents and recordings of telephone conversations from Entergy-Koch Trading, LP (“EKT”), a natural gas, storage and transportation trader and consultant with whom Nicor did business under the PBR plan.  Review of additional information completed in 2004 resulted in the $1.8 million adjustment to the previously recorded liability referenced above.

The evidentiary hearings on this matter were stayed in 2004 in order to permit the parties to undertake additional third party discovery from EKT.  In December 2006, the additional third party discovery from EKT was obtained and the ALJs issued a scheduling order that provided for Nicor Gas to submit direct testimony by April 13, 2007.  In its direct testimony, Nicor Gas sought a reimbursement of approximately $6 million, which included interest due to the company, as noted above, of $1.6 million, as of March 31, 2007, and it reaffirmed this position in rebuttal testimony submitted in April 2011.  The staff of the ICC, IAGO and CUB submitted direct testimony to the ICC in April 2009 and rebuttal testimony in October 2011.  In rebuttal testimony, the staff of the ICC, IAOG and CUB requested refunds of $85 million, $255 million and $305 million, respectively.  No date has been set for evidentiary hearings on this matter.

Nicor is unable to predict the outcome of the ICC’s review or the company’s potential exposure thereunder.  Because the PBR plan and historical gas costs are still under ICC review, the final outcome could be materially different than the amounts reflected in the company’s financial statements as of September 30, 2011.

Litigation relating to proposed merger.  Nicor, its board of directors, AGL Resources and one or both of AGL Resources’ acquisition subsidiaries and, in one instance, Nicor’s Executive Vice President and Chief Financial Officer have been named as defendants in six putative class action lawsuits brought by purported Nicor shareholders challenging Nicor’s proposed merger with AGL Resources, two of which, including the lawsuit that named Nicor’s Executive Vice President and Chief Financial Officer as a defendant, have subsequently been voluntarily dismissed.  The first action, Joseph Pirolli v. Nicor Inc., et al. (the “Pirolli Action”) was filed on December 7, 2010 in the Eighteenth Circuit Court of DuPage County, Illinois, County Department, Chancery Division (“DuPage County Court”).  Four other actions were filed between December 10, 2010 and December 17, 2010 in the Circuit Court of Cook County, Illinois, County Department, Chancery Division (“Cook County Court”): Maxine Phillips v. Nicor Inc., et al., filed December 10, 2010; Plumbers Local #65 Pension Fund v. Nicor Inc., et al., filed December 13, 2010; Gus Monahu v. Nicor Inc., et al., filed December 17, 2010; and Roberto R. Vela v. Russ M. Strobel, et al., filed December 17, 2010.  The sixth action, which is both an individual action and a putative class action, was filed on March 1, 2011 in the United States District Court for the Northern District of Illinois, Eastern Division and captioned Maxine Phillips v. Nicor Inc.,et al. (the “Federal Action”).

On January 10, 2011, the four actions filed in the Cook County Court were consolidated (the “Consolidated Action”).  On February 18, 2011, plaintiffs in the Consolidated Action filed an amended complaint (the “Consolidated Amended Complaint”).  On February 28, 2011, the Phillips Action in the Cook County Court was voluntarily dismissed and, on March 7, 2011, the Pirolli Action in DuPage County Court was voluntarily dismissed.  Accordingly, the remaining cases pending are the Consolidated Action and the Federal Action.

The Consolidated Amended Complaint alleges, among other things, that: (a) the Nicor Board breached its fiduciary duties to Nicor and its shareholders by (i) approving the sale of Nicor to AGL Resources at an inadequate purchase price (and thus failing to maximize value to Nicor shareholders), (ii) conducting an inadequate sale process by agreeing to preclusive deal protection provisions in the Merger Agreement and failing to solicit other potential bids or alternative transactions and (iii) failing to disclose material information regarding the proposed merger to Nicor shareholders; and (b) AGL Resources, Nicor and the acquisition subsidiaries aided and abetted these alleged breaches of fiduciary duty.  The Consolidated Amended Complaint seeks, among other things, declaratory and injunctive relief, including an order enjoining the defendants from consummating the proposed merger.

The Federal Action asserts both individual and purported class claims for breach of fiduciary duty and violations of the federal securities laws.  Among other things, plaintiffs allege that: (i) Nicor and the Nicor board of directors violated Section 14(a) of the Securities and Exchange Act of 1934 (sometimes referred to as the Exchange Act) and Rule 14a-9 promulgated thereunder by issuing a materially incomplete registration statement in connection with the proposed merger; and (ii) the Nicor board of directors violated Section 20(a) of the Exchange Act by virtue of its control over the content and dissemination of that registration statement.  The Federal Action also claims that: (a) the Nicor board of directors breached its fiduciary duties to Nicor and its shareholders by (i) approving the sale of Nicor to AGL Resources at an inadequate price (and thus failing to maximize value to Nicor shareholders), (ii) conducting an inadequate sale process by agreeing to preclusive deal protection provisions in the Merger Agreement and failing to solicit other potential bids or alternative transactions and (iii) failing to disclose material information regarding the proposed merger; and (b) Nicor and AGL Resources aided and abetted the alleged breaches of fiduciary duty.  The Federal Action seeks, among other things, damages and declaratory and injunctive relief, including an order enjoining the defendants from consummating the proposed merger.

On May 25, 2011, solely to avoid the costs, risks and uncertainties inherent in litigation, Nicor and the other named defendants signed a memorandum of understanding with the plaintiffs to settle the Consolidated Action and the Federal Action.  This memorandum of understanding provides, among other things, that the parties will seek to enter into a stipulation of settlement which provides for the release of all asserted claims.  The asserted claims will not be released until such stipulation of settlement is approved by the court.  Additionally, as part of the memorandum of understanding, Nicor and AGL Resources made certain additional disclosures related to the proposed merger.  Finally, in connection with the proposed settlement, plaintiffs intend to seek, and the defendants have agreed to pay, an award of attorneys fees and expenses of $675,000, subject to court approval.

Mercury.  Nicor Gas remains a defendant in several private lawsuits that were filed on August 29, 2000, all in the Circuit Court of Cook County, Illinois, seeking a variety of unquantified damages (including bodily injury and property damages) allegedly caused by mercury spillage resulting from the removal of mercury-containing regulators.  Potential liabilities relating to these claims have been assumed by a contractor’s insurer, subject to certain limitations.  The final disposition of these mercury-related matters is not expected to have a material adverse impact on the company’s liquidity or financial condition.

Manufactured Gas Plant Sites.  Manufactured gas plants were used in the 1800s and early to mid 1900s to produce manufactured gas from coal, creating a coal tar byproduct.  Current environmental laws may require the cleanup of coal tar at certain former manufactured gas plant sites.

Nicor Gas has identified properties for which it may have some responsibility.  Most of these properties are not presently owned by the company.  Nicor Gas and Commonwealth Edison Company (“ComEd”) are parties to an agreement to cooperate in cleaning up residue at many of these properties.  The agreement allocates to Nicor Gas 51.73 percent of cleanup costs for 24 sites, no portion of the cleanup costs for 14 other sites and 50 percent of general remediation program costs that do not relate exclusively to particular sites.  Information regarding preliminary site reviews has been presented to the Illinois Environmental Protection Agency for certain properties.  More detailed investigations and remedial activities are complete, in progress or planned at many of these sites.  The results of the detailed site-by-site investigations will determine the extent additional remediation is necessary and provide a basis for estimating additional future costs.

In April 2002, Nicor Gas was named as a defendant, together with ComEd, in a lawsuit brought by the Metropolitan Water Reclamation District of Greater Chicago (the “MWRDGC”) under the Federal Comprehensive Environmental Response, Compensation and Liability Act seeking recovery of past and future remediation costs and a declaration of the level of appropriate cleanup for a former manufactured gas plant site in Skokie, Illinois now owned by the MWRDGC.  In January 2003, the suit was amended to include a claim under the Federal Resource Conservation and Recovery Act.  The suit was filed in the United States District Court for the Northern District of Illinois.  In September 2011, Nicor Gas and ComEd entered into a settlement with the MWRDGC addressing the appropriate level of cleanup for this former manufactured gas plant site and the lawsuit has been dismissed.

As of September 30, 2011, the company had recorded a liability in connection with these matters of $52.7 million.  In accordance with ICC authorization, the company has been recovering, and expects to continue to recover, these costs from its customers.  Since costs and recoveries relating to the cleanup of manufactured gas plant sites are passed directly through to customers, subject to an annual ICC prudence review, the final disposition of manufactured gas plant matters is not expected to have a material impact on the company’s financial condition or results of operations.

Municipal Tax Matters.  Many municipalities in Nicor Gas’ service territory have enacted ordinances that impose taxes on gas sales to customers within municipal boundaries.  Most of these municipal taxes are imposed on Nicor Gas based on revenues generated by Nicor Gas within the municipality.  Other municipal taxes are imposed on natural gas consumers within the municipality but are collected from consumers and remitted to the municipality by Nicor Gas.  A number of municipalities have instituted audits of Nicor Gas’ tax remittances.  In May 2007, five of those municipalities filed an action against Nicor Gas in state court in DuPage County, Illinois relating to these tax audits.  Following a dismissal of this action without prejudice by the trial court, the municipalities filed an amended complaint.  The amended complaint seeks, among other things, compensation for alleged unpaid taxes.  Nicor Gas is contesting the claims in the amended complaint.  In December 2007, 25 additional municipalities, all represented by the same audit firm involved in the lawsuit, issued assessments to Nicor Gas claiming that it failed to provide information requested by the audit firm and owed the municipalities back taxes.  Nicor Gas believes the assessments are improper and has challenged them.  While the company is unable to predict the outcome of these matters or to reasonably estimate its potential exposure related thereto, if any, and has not recorded a liability associated with this contingency, the final disposition of these matters is not expected to have a material adverse impact on the company’s liquidity or financial condition.

Nicor Services Warranty Product Actions.  In the first quarter of 2011, three putative class actions were filed against Nicor Services and Nicor Gas, and in one case against Nicor.  In September 2011, the three cases were consolidated into a single class action pending in state court in Cook County, Illinois.  The plaintiffs purport to represent a class of customers of Nicor Gas who purchased appliance warranty and service plans from Nicor Services and/or a class of customers of Nicor Gas who purchased the Gas Line Comfort Guard product from Nicor Services.  In the consolidated action, the plaintiffs variously allege that the marketing, sale and billing of the Nicor Services appliance warranty and service plans and Gas Line Comfort Guard violate the Illinois Consumer Fraud and Deceptive Business Practices Act, constitute common law fraud and result in unjust enrichment of Nicor Gas and Nicor Services.  The plaintiffs seek, on behalf of the classes they purport to represent, actual and punitive damages, interest, costs, attorneys fees and injunctive relief.  While the company is unable to predict the outcome of this matter or to reasonably estimate its potential exposure related thereto, if any, and has not recorded a liability associated with this contingency, the final disposition of this matter is not expected to have a material adverse impact on the company’s liquidity or financial condition.

Other.  In addition to the matters set forth above, the company is involved in legal or administrative proceedings before various courts and agencies with respect to general claims, taxes, environmental, gas cost prudence reviews and other matters.  Although unable to determine the ultimate outcome of these other contingencies, management believes that these amounts are appropriately reflected in the financial statements, including the recording of appropriate liabilities when reasonably estimable.